Exhibit 99.1

FOR IMMEDIATE RELEASE

AKUMIN ANNOUNCES LEADERSHIP TRANSITION

PLANTATION, FLORIDA, December 29, 2023—Akumin Inc. (together with its subsidiaries, “we”, “us”, “our,” “Akumin” or the “Company”) (TSX: AKU; OTC Pink Open Market: AKUMQ) announced today that its Board of Directors has appointed Ronald J. Bienias, Akumin’s Chief Restructuring Officer and Partner and Managing Director of AlixPartners, LLP, as Interim Chief Financial Officer, effective today. He will also maintain his current role as Chief Restructuring Officer. Ronald’s appointment follows the resignation of David Kretschmer, as Akumin’s Chief Financial Officer effective today.

Ronald has more than 20 years of experience serving in interim leadership roles or as an advisor at both large and middle-market companies. Leveraging his financial and operational expertise, Ronald guides companies in making data-driven decisions that support restructuring strategies, financial forecasts, and cost reduction programs. Ronald has an MBA from the University of Michigan’s Ross School of Business and is a former Certified Treasury Professional.

About Akumin

Akumin is a national outpatient partner of choice for U.S. hospitals, health systems and physician groups, addressing their outsourced radiology and oncology needs. Akumin provides comprehensive radiology and oncology services and solutions to approximately 1,000 hospitals and health systems across 47 states, and offers fixed-site outpatient diagnostic imaging through a network of owned and/or operated facilities. By combining clinical and operational expertise with the latest advances in technology and informatics, Akumin delivers unparalleled patient experiences and outcomes. Our radiology procedures include MRI, CT, PET, PET/CT, ultrasound, 3D mammography, X-ray, and other interventional procedures; our oncology services include a full suite of radiation therapy and related offerings. For more information, visit www.akumin.com.

Contact

R. Jeffrey White

Akumin Investor Relations

1-866-640-5222

jeffrey.white@akumin.com